Exhibit 99.1
Masimo Reports First Quarter 2014 Financial Results
Q1 2014 Highlights (compared to Q1 2013):

■
Product revenue rose 3% to $132.2 million, net of a $2.6 million current quarter adjustment to our deferred revenue estimate for a certain U.S. distributor; absent this adjustment, product revenue rose 5% to $134.8 million

■	Total revenue, including royalties, rose 3% to $139.8 million; absent the same $2.6 million adjustment, total revenue, including royalties, rose 5% to $142.4 million
■	Masimo rainbow revenue rose 23% to $12.9 million
■	SET® and rainbow® SET® units shipments were 41,400
■	Earnings per share rose 39% to $0.39 including a $0.09 gain related to an $8.0 million reversal of a prior period accrual
Irvine, California, April 30, 2014 - Masimo (NASDAQ: MASI) today announced its financial results for the first quarter ended March 29, 2014.
First quarter 2014 GAAP product revenues and total revenues, including royalties, were $132.2 million and $139.8 million, respectively, both increasing 3% over the prior year first quarter. Included within such revenues for the quarter was a $2.6 million adjustment related to a revision for deferred revenue related to inventory on-hand at one US distributor. Without this adjustment, first quarter 2014 product revenues rose 5% to $134.8 million, compared to $128.6 million for the first quarter of fiscal year 2013, and total revenue, including royalties, rose 5% to $142.4 million, up from $135.9 million for the first quarter of fiscal year 2013.
The company’s worldwide direct product revenue in the first quarter of 2014 rose by 3%, or 5% without the adjustment, compared to the same period in 2013 and represented 84% of product revenue with and without the adjustment. OEM sales, which accounted for 16% of product revenue, rose by 2% compared to the same period in 2013. Revenue from sales of Masimo rainbow products rose 23% to $12.9 million in the first quarter of 2014, compared to $10.5 million in the year-ago period.
Net income for the first quarter of 2014 was $22.6 million, or $0.39 per diluted share, compared to net income of $16.4 million, or $0.28 per diluted share, in the first quarter of 2013. Net income for the first quarter of 2014 included the reversal of a Q4 2013 arbitration and related legal expense accrual in the amount of $8.0 million, or $0.09 per share.
During the first quarter of 2014, the company shipped approximately 41,400 SET® pulse oximetry and rainbow® Pulse CO-Oximetry™ units, excluding handheld units, an increase of 5% compared to the same prior-year period. Masimo estimates its worldwide installed base as of March 29, 2014 to be 1,231,000 units, up 10% from 1,117,000 units as of March 30, 2013.
Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “Masimo began 2014 with continuing gains in market share and a 10% increase in our global installed base. In conjunction, with our 25th anniversary celebration, we plan to announce multiple new products in 2014, including innovative devices which will continue to help improve patient care and patient safety, while reducing cost of care. Our outlook remains positive as we drive towards our mission and financial objectives.”
As of March 29, 2014, Masimo’s cash and cash equivalents were $117.5 million, compared to $95.5 million as of December 28, 2013. The change reflects primarily net cash generated from operations.
2014 Financial Guidance
Masimo today is providing updated 2014 financial guidance. Masimo now expects fiscal 2014 total revenue to be approximately $588 million to $598 million, including product revenue of approximately $560 million to $570 million and royalty revenue of approximately $28 million. In addition, Masimo now expects fiscal 2014 GAAP earnings per share to range between $1.24 and $1.33. Each of the components of Masimo's guidance set forth above is an estimate only and actual performance could differ.

Conference Call
Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the call will be available online from the investor relations page of the company's website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 31415337. After the live webcast, the call will be available on Masimo's website through May 30, 2014. In addition, a telephonic replay of the call will be available through May 14, 2014. The replay dial-in numbers are (800) 585-8367 for domestic callers and +1 (855) 859-2056 for international callers. Please use reservation code 31415337.
About Masimo
Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care-helping solve "unsolvable" problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry's ability to detect life-threatening events. More than 100 independent and objective studies have shown that Masimo SET® outperforms other pulse oximetry technologies, even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow SET® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and PVI®, in addition to SpO2, pulse rate, and perfusion index (PI). Additional information about Masimo and its products may be found at www.masimo.com.
Forward-Looking Statements
All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our expectations for full fiscal year 2014 total, product, rainbow and royalty revenues and GAAP earnings per share; our plan to announce multiple new products in 2014; our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies and reduce the cost of care; and demand for our technologies. These forward-looking statements are based on management's current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET® and Masimo rainbow® SET® products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors' assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the amount and type of equity awards that we may grant to employees and service providers in the future; our ongoing litigation and related matters; and other factors discussed in the "Risk Factors" section of our most recent periodic reports filed with the Securities and Exchange Commission ("SEC"), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC's website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Eli Kammerman	Media Contact: Mike Drummond
(949) 297-7077	(949) 297-7434
ekammerman@masimo.com	mdrummond@masimo.com
Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care... by Taking Noninvasive Monitoring to New Sites and Applications, rainbow, SpHb, SpOC, SpCO, SpMet, PVI are trademarks or registered trademarks of Masimo Corporation

MASIMO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)

	March 29, 2014	December 28, 2013
ASSETS
Current assets
Cash and cash equivalents	$117,529	$95,466
Accounts receivable, net of allowance for doubtful accounts	74,065	76,759
Royalties receivable	7,500	7,300
Inventories	55,538	56,813
Prepaid expenses	10,437	9,243
Prepaid income taxes	908	3,740
Deferred tax assets	16,718	19,636
Other current assets	3,986	2,841
Total current assets	286,681	271,798
Deferred cost of goods sold	64,401	61,714
Property and equipment, net	25,486	24,866
Intangible assets, net	28,169	28,104
Goodwill	22,847	22,793
Deferred tax assets	22,552	22,565
Other assets	8,517	6,822
Total assets	$458,653	$438,662
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$33,685	$28,004
Accrued compensation	22,487	29,486
Accrued liabilities	16,448	23,028
Income taxes payable	2,533	2,406
Deferred revenue	21,680	20,755
Current portion of capital lease obligations	102	111
Total current liabilities	96,935	103,790
Deferred revenue	569	566
Capital lease obligations, less current portion	156	225
Other liabilities	7,550	7,680
Total liabilities	105,210	112,261
Commitments and contingencies
Equity
Masimo Corporation stockholders’ equity:
Common stock	57	57
Treasury stock	(83,454)	(83,454)
Additional paid-in capital	277,702	273,129
Accumulated other comprehensive income	4,014	3,995
Retained earnings	155,374	132,742
Total Masimo Corporation stockholders’ equity	353,693	326,469
Noncontrolling interest	(250)	(68)
Total equity	353,443	326,401
Total liabilities and equity	$458,653	$438,662

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited) (in thousands, except per share amounts)

	Three Months Ended
	March 29, 2014	March 30, 2013
Revenue:
Product	$132,232	$128,635
Royalty	7,582	7,307
Total revenue	139,814	135,942
Cost of goods sold	47,513	46,361
Gross profit	92,301	89,581
Operating expenses:
Selling, general and administrative	56,122	52,273
Research and development	13,996	14,167
Litigation award and defense costs	(8,010)	—
Total operating expenses	62,108	66,440
Operating income	30,193	23,141
Non-operating income (expense)	200	(2,326)
Income before provision for income taxes	30,393	20,815
Provision for income taxes	7,902	4,413
Net income including noncontrolling interest	22,491	16,402
Net loss attributable to the noncontrolling interest	141	26
Net income attributable to Masimo Corporation stockholders	22,632	$16,428

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.40	$0.29
Diluted	$0.39	$0.28

Weighted average shares used in per share calculations:
Basic	56,705	57,240
Diluted	58,047	58,011

The following table presents details of the share-based compensation expense that is included in each functional line item in the condensed consolidated statements of income (in thousands):

	March 29, 2014	March 30, 2013
Cost of goods sold	$110	$101
Selling, general and administrative	2,088	2,610
Research and development	403	702
Total	$2,601	$3,413

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Three Months Ended
	March 29, 2014	March 30, 2013
Cash flows from operating activities:
Net income including noncontrolling interest	$22,491	$16,402
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	3,043	2,783
Share-based compensation	2,601	3,413
Loss on disposal of property and equipment	2	78
Provision for doubtful accounts	232	142
Provision for deferred income taxes	2,926	—
Income tax benefit from exercise of stock options granted prior to January 1, 2006	24	12
Excess tax (benefit) deficit from share-based compensation arrangements	(31)	164
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	2,469	(72)
Increase in royalties receivable	(200)	(70)
(Increase) decrease in inventories	1,288	(1,109)
Increase in deferred cost of goods sold	(2,687)	(2,741)
Increase in prepaid expenses	(1,186)	(425)
Decrease in prepaid income taxes	2,832	1,492
(Increase) decrease in other assets	(2,831)	1,128
Increase in accounts payable	5,676	3,874
Decrease in accrued compensation	(6,996)	(3,405)
Increase (decrease) in accrued liabilities	(6,587)	341
Increase in income taxes payable	156	1,779
Increase in deferred revenue	929	1,102
Increase (decrease) in other liabilities	(130)	213
Net cash provided by operating activities	24,021	25,101
Cash flows from investing activities:
Purchases of property and equipment	(2,840)	(1,839)
Increase in intangible assets	(886)	(1,107)
Net cash used in investing activities	(3,726)	(2,946)
Cash flows from financing activities:
Repayments of capital lease obligations	(77)	(84)
Proceeds from issuance of common stock	1,918	463
Excess tax benefit (deficit) from share-based compensation arrangements	31	(164)
Repurchases of common stock	—	(12,431)
Repurchases of equity by noncontrolling interest	(42)	—
Net cash provided by (used in) financing activities	1,830	(12,216)
Effect of foreign currency exchange rates on cash	(62)	82
Net increase in cash and cash equivalents	22,063	10,021
Cash and cash equivalents at beginning of period	95,466	71,554
Cash and cash equivalents at end of period	$117,529	$81,575